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                                                                   Exhibit 10.11



                               AMENDMENT TO THE
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                       BUSINESS COLLABORATION AGREEMENT
                       --------------------------------


     This AMENDMENT TO THE BUSINESS COLLABORATION AGREEMENT ("Amendment"), dated as of September 20, 2000 is made and entered into by and among (i) Halis, Inc. ("HALIS"), a Georgia corporation and (ii) HealthWatch, Inc. ("HealthWatch"), a Minnesota corporation.

     WHEREAS, HALIS and HealthWatch have entered into that certain Business Collaboration Agreement dated as of October 10, 1997 (the Agreement") to provide both parties with access to the other party's software products; and

     WHEREAS, HALIS and HealthWatch both desire to extend the term of the Agreement and adjust the royalty fees contained therein.

     THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

     1. Section 2 of the Agreement shall be deleted in its entirety and replaced with the following:

     "2.1 HealthWatch License. HALIS grants to HealthWatch a non-exclusive
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     right to distribute, market, sub-license, and private label HALIS software products. HealthWatch agrees to pay HALIS, a $50,000 per month collaboration fee. HealthWatch will share revenues received from such activities on a 60/40 basis, whereby 60% will be allocated to HealthWatch and 40% will be allocated to HALIS. All collaboration fees paid to HALIS for the life of this agreement will be cumulated in the form of a credit to be applied to the revenue sharing amounts owed to HALIS by HealthWatch. Revenue sharing amounts will be determined on a quarterly basis, and any amount owed, net of the collaboration fee credits, will be paid to HALIS within 30 days after the conclusion of each quarter. HALIS shall (i) provide support to HealthWatch for the HALIS software products and reasonable product enhancements as part of product release updates and (ii) accept and review input from HealthWatch with regard to reasonable product enhancement requests to be included in future product release updates. HealthWatch shall have the option to terminate its license granted under this Section 2.1 on or after October 1, 2001 upon 90 days prior written notice to Halis (provided all net revenue sharing fees are paid and current), in which event its obligation to pay the $50,000 monthly collaboration fee shall terminate. Revenue sharing shall continue with respect to any sub-license previously granted by HealthWatch under this Agreement. Previously paid collaboration fees shall continue to operate as
     a credit against amounts owed to HALIS.   HALIS shall continue to provide
     support required under this Agreement for all outstanding product licenses issued by HealthWatch after such termination. However, should HealthWatch exercise its option to terminate the monthly collaboration fee, HALIS shall have the option to terminate its support obligations under this Section 2.1 in exchange for waiving all unearned future revenue sharing payments due to HALIS under this Section 2.1.

     2.2. HALIS License. HealthWatch grants to HALIS a non-exclusive right to
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     market, distribute, sub-license and private label HealthWatch's information technology software. HALIS will share revenues received from such sales or sub-licensing of the HealthWatch software technology on a 60/40 basis, whereby 60% will be allocated to HALIS and 40% will be allocated to HealthWatch. The provisions of the Business Collaboration Agreement associated with this paragraph 2.2 will remain in effect for the term of the Agreement. All revenue sharing shall be paid to HealthWatch on a quarterly basis within 30 days after the conclusion of each quarter.
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     2.3  Set-Offs Permitted.  HealthWatch and HALIS both agree that either
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     party shall be permitted to deduct any amounts payable under this Agreement and apply such payment to any undisputed amounts due and payable from the other party as a result of fees payable under this Agreement, cost sharing arrangements between the parties or any other similar arrangements."


     2. Section 6 of the Agreement shall be deleted in its entirety and replaced with the following:

     "6.  Term.  The term of this Agreement shall expire on September 20, 2005,
          ----
     and shall be automatically extended for additional one-year terms, unless terminated by one of the parties by giving a written notice to the other party ninety days prior to the end of the original term or the additional one year renewal terms."

     3. Except as modified by this Amendment, all terms and conditions of the Agreement are hereby reaffirmed.


     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the effective date mentioned above.


HEALTHWATCH, INC.                   HALIS, INC.

/s/ David Engert                    /s/ Paul W. Harrison
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By:  David Engert                   By: Paul W. Harrison
Its: Chief Operating Officer        Its: President
Date: September 20, 2000            Date: September 20, 2000


/s/ Tom Ridenour                    /s/ Joel Greenspan
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By: Tom Ridenour                    By: Joel Greenspan
Its: Chief Financial Officer        Its: Director
Date: September 20, 2000            Date: September 20, 2000

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